EXHIBIT 99.1

(EPIMMUNE LOGO)
5820 Nancy Ridge Drive, San Diego, California 92121
Phone: (858) 860-2500- Fax: (858) 860-2600

For Further Information

AT Epimmune:	AT Financial Relations Board:

Robert De Vaere	Kristen McNally	Tricia Ross
VP, Finance & Admin.	General Information	Investor/Analyst Information
& CFO	(310) 407-6548	(310) 407-6540
(858) 860-2500	kmcnally@financialrelationsboard.com	tross@financialrelationsboard.com

FOR IMMEDIATE RELEASE
July 13, 2004

EPIMMUNE PRESENTS PRELIMINARY HIV CLINICAL TRIAL DATA AT
XV INTERNATIONAL AIDS CONFERENCE IN BANGKOK

SAN DIEGO, July 13, 2004 – Epimmune Inc. (Nasdaq: EPMN) today presented early data from one of the ongoing Phase I trials of its EP HIV-1090 therapeutic vaccine (EP1090) for HIV-infected patients. The available data were summarized in a poster presentation at the XV International AIDS Conference in Bangkok, Thailand by Cara Wilson, M.D., clinical investigator at the University of Colorado Health Sciences Center.

Vaccine and Trial Design

Epimmune, with sponsorship from the National Institutes of Health (NIH), is conducting a Phase I clinical trial of EP1090, which is a multi-epitope HIV vaccine candidate. In this trial, EP1090 is designed to restore and amplify anti-viral responses in patients who have been receiving multiple anti-retroviral drugs to suppress HIV replication, which is a regimen termed “highly active anti-retroviral therapy” or “HAART.” The ultimate treatment goal would be to allow patients to discontinue HAART for a period of time by using EP1090 to stimulate their natural immune suppression of HIV replication.

EP1090 is a DNA vaccine designed to stimulate a cellular immune response to HIV. Such a response by cytotoxic T lymphocytes (CTLs) is believed to be required for virus suppression and is not achieved by conventional vaccines which stimulate antibody responses. EP1090 encodes 21 CTL epitopes from conserved regions of multiple HIV virus proteins. Because these epitopes are commonly found in all subtypes of HIV, they are believed to be crucial to the fitness of all viral strains, with the result that the virus should be unable to mutate away from immune responses targeted by EP1090. Such mutation has presented an obstacle to conventional whole antigen vaccine development.

The vaccine candidate also includes Epimmune’s proprietary, synthetic, universal

Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and is receiving compensation therefor.
The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

helper T lymphocyte (HTL) epitope, PADRE®, which is designed to enhance the magnitude and duration of cellular immune responses.

The Phase I trial is a double blind, placebo-controlled, dose-escalation safety study, which is being conducted in HIV-infected patients at the University of Colorado Health Sciences Center. Forty patients were enrolled in the trial and were randomized into four groups which received intramuscular doses of 0.5, 1, 2 or 4 mg of vaccine or placebo at 0, 4, 8, and 16 weeks. A secondary objective of the study is to assess the immunogenicity of the vaccine as measured by the magnitude and epitope breadth of the patients’ cellular immune responses.

EP1090 is also being tested in a prophylactic setting in the U.S. and Africa by the HIV Vaccine Trials Network (HVTN). Initial results from that trial are expected in late 2004.

Preliminary Trial Data

All patients in each of the four dose groups have now received all of their vaccinations. No serious adverse events have been observed, and disease specific indicators such as CD4+ T cell counts have remained stable. Consequently, EP1090 thus far appears to be safe and well tolerated at all dose levels.

For the assessment of immunogenicity, or epitope-specific CTL responses, patient blood samples are in the process of being tested using a variety of in vitro assays. Important among these is the ELISPOT assay, which measures the number of epitope-specific CTLs per million peripheral blood mononuclear cells (PBMCs) in the patient samples. Two variations of this assay are being used:

•	Direct ELISPOT: Epitope-specific CTLs are detected directly after blood draws from the patients. Preliminary data from all four dose groups indicate that vaccine-specific CTL responses were not readily detected by the Direct ELISPOT, with only two out of 32 patients showing an EP1090-specific response.

•	Restimulated ELISPOT: After blood draws, the PBMCs are incubated for seven days with a pool of the 21 vaccine epitopes prior to detecting the epitope-specific CTLs. This incubation expands the population of epitope-specific cells, thereby increasing assay sensitivity. It also may simulate the re-emergence of HIV antigen that occurs when patients withdraw from anti-retroviral drug therapy. Preliminary data from a limited number of samples indicates that EP1090-specific CTL responses were detected by the Restimulated ELISPOT in some of the patients assayed to date. Completion of the Restimulated ELISPOT assays, as well as other immunogenicity assays, is scheduled by the end of 2004.

Dr. Mark Newman, Vice President, Research and Development of Epimmune commented, “We are pleased that EP1090 appears to be safe and well tolerated in HIV-infected patients. We look forward to analyzing all of the immunological assay data from our current trial, along with data from trials being run by the HVTN, which is testing

EP1090 in HIV-uninfected volunteers, with the goal of having a more complete picture regarding immunogenicity by the end of 2004.”

Dr. Emile Loria, President and CEO of Epimmune said, “We continue to be very active ourselves, as are our partners and sponsors, in determining the overall best approach to further development and commercialization of an HIV vaccine using our technology. EP1090 is the most advanced candidate among four HIV vaccines we currently have under early clinical or preclinical development. Preliminary data we recently presented from our Phase I/II cancer trials suggest that our multi-epitope approach can induce an immune response in patients when delivered appropriately. We are evaluating our epitope technology with various delivery methods and formulations for the HIV setting, with the goal of achieving a clinically effective vaccine for both therapeutic and prophylactic uses.”

About Epimmune Inc.

EPIMMUNE INC., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body’s immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune’s therapeutic vaccine candidates have been designed to treat disease by stimulating the body’s immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company’s prophylactic vaccine candidates have been designed to protect against disease by teaching the body’s immune system to react quickly when exposed to infectious agents. Epimmune’s technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.

Forward-Looking Statements

This press release includes forward-looking statements that reflect Epimmune’s management’s current views of future events. Forward-looking statements include statements regarding the intended benefits of the Company’s EP HIV-1090 therapeutic vaccine, the ultimate treatment goal for use of EP HIV-1090, the timing for disclosure of initial results of HVTN’s trial with EP1090 in a prophylactic setting, the timing for scheduled completion of assays to assess immunogenicity of EP1090 and for presenting final safety and immunogenicity results of the Phase I trial of EP1090, the support the preliminary data from the Company’s Phase I/II cancer trials provides for the Company’s multi-epitope approach to inducing an immune response, the ability of an epitope-based vaccine to prevent or treat HIV infection, the ability of the Company’s PADRE® technology to enhance the immune response and the safety and efficacy of epitope-based products in humans. Actual results may differ materially from the above forward-looking statements due to a number of important factors such as whether the immunogenicity assays and analysis of the final results of the Company’s Phase I trial of EP1090 are completed on schedule, the outcome of the analysis of the final results of the Phase I trial, whether in vitro re-stimulation reflects the levels of CTL activity that could be achieved were the CTL exposed to the HIV antigens naturally, whether the Company develops any other of its HIV vaccine candidates, the results of the trial being conducted by HVTN, whether the Company will have sufficient funding to support further development of its vaccine candidates; whether the Company is able to develop pharmaceutical products using epitopes; the timing and cost of conducting additional human clinical trials for HIV; the regulatory approval process and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company’s Annual Report on Form 10-K, as amended, filed with the SEC for the year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2004 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

# # #